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                                                                   EXHIBIT 10.19

BANK PLUS CORPORATION
A HOLDING COMPANY FOR [FIDELITY FEDERAL BANK LOGO]


  4565 COLORADO BOULEVARD
  LOS ANGELES, CA  90039
  P. O. BOX 1631
  GLENDALE, CA  91209-1631


August 1, 1997


Mr. R. M. Greenwood
24216 Park Granada
Calabasas, California 91302

     Re:  Guaranty of Employment Agreement
          --------------------------------

Dear Mr. Greenwood:

     We, Bank Plus Corporation ("Bank Plus"), are advised that you and our wholly-owned subsidiary, Fidelity Federal Bank, A Federal Savings Bank ("Fidelity"), have negotiated an amended and restated contract of executive employment dated as of August 1, 1997 (the "Employment Agreement"), pursuant to which you would be employed as the Chief Executive Officer of Fidelity. We are advised further that you are willing to enter into that contract and provide such services only if Bank Plus agrees to: (i) employ you as its Chief Executive
Officer;   (ii) guaranty the performance by Fidelity of its obligations under the above-referenced Employment Agreement; and (iii) make certain payments to you as set forth below.

The Board of Directors of Bank Plus has determined that it is in the best interest of Bank Plus and Fidelity that you be employed as the Chief Executive Officer of Fidelity and that likewise it is in the best interest of Bank Plus that you be employed as the President and Chief Executive Officer of Bank Plus. Accordingly, effective as of the effective date set forth in the Employment Agreement, Bank Plus agrees to (i) employ you as its President and Chief Executive Officer for three years unless terminated earlier pursuant to this Letter Agreement; (ii) guaranty the performance by Fidelity of its obligations under the Employment Agreement; and (iii) make certain payments to you as set forth below.

     1.   Guaranty
          --------

          With respect to the guaranty, the provisions set forth in Annex A hereto are hereby incorporated by reference into this letter as though set forth in full herein.

     2.   Services and Duties
          -------------------

          Subject to your obligations to Fidelity under Sections 2 and 8 of the Employment Agreement, you agree to provide your services to Bank Plus on a full-time and exclusive basis at

Richard M. Greenwood
August 1, 1997
Page 2

its executive offices and faithfully and diligently to promote the business affairs and business interests of Bank Plus. You will perform the usual and customary duties of President and Chief Executive Officer and are hereby granted the usual and customary power and authority associated with such office, subject to the respective provisions of the Certificate of

Incorporation and By-laws of Bank Plus. Bank Plus will not assign to you any duties or responsibilities that are inconsistent with the position, duties, responsibilities or status of President and Chief Executive Officer, change your titles as President and Chief Executive Officer, require you to relocate your principal office from the location in Los Angeles County where the executive offices of Bank Plus are located or materially change your reporting responsibilities or materially diminish you authority or status.

     3.   Termination
          -----------

          If you terminate your employment with Bank Plus, your employment with Fidelity will simultaneously terminate. If you terminate your employment with Fidelity, your employment with Bank Plus will simultaneously terminate. Either of these events will constitute a termination of your Fidelity employment by you. If Fidelity terminates your employment your employment with Bank Plus will simultaneously terminate; if Bank Plus terminates your employment, your employment with Fidelity will simultaneously terminate. Either of these events will constitute a termination of your Fidelity employment by Fidelity. Upon termination of your employment for any reason, from either Bank Plus or Fidelity, or both, you agree to resign immediately any and all directorships you then hold of Bank Plus, Fidelity or subsidiaries or related entities thereof. Whether any such termination of your Fidelity employment will be for cause or without cause will be determined under the Employment Agreement.

          Bank Plus may terminate your employment at any time, and Bank Plus has no obligation to make payments to you, upon termination of your employment or otherwise, except as stated in the guaranty in this Letter Agreement described in Annex A. Termination of your employment does not terminate Bank Plus' obligations under the guaranty in this Letter Agreement and under Section 4 of this Letter Agreement.

     4.   Independent Payment Obligations
          -------------------------------

          a. If your employment with Fidelity is terminated by Fidelity without "cause" as described in Section 7 of the Employment Agreement such that Fidelity would be obligated to make any payment under Section 6(c) of the Employment Agreement, Bank Plus also agrees to make any such payment to you. In the event Fidelity would have no monetary obligation to you under the Employment Agreement, the Bank Plus likewise will be under no such obligation.
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Richard M. Greenwood
August 1, 1997
Page 3

          b. In the event that Fidelity's obligations to pay any amounts to you under the Employment Agreement are suspended, voided or otherwise found to be unenforceable by action taken by the Office of Thrift Supervision ("OTS"), the Federal Deposit Insurance Corporation (the "FDIC") or other regulatory authority with jurisdiction over Fidelity, for any reason set forth in the Employment Agreement, then Bank Plus shall pay to Executive, subject to Section 7 below, all such amounts that would otherwise be due to you under the Employment Agreement as and when such amounts are due.

          c. The obligations of Fidelity set forth in Section 3 of the Employment Agreement are also direct and primary obligations of Bank Plus and are not only in the nature of a guaranty of Fidelity's obligations. However, in no event will you be entitled to a double payment, that is, payment by both Bank Plus and Fidelity upon the occurrence of any event.

     5.   Compensation and Reimbursements
          -------------------------------

          You acknowledge and agree that you will not receive any separate or additional compensation or separate reimbursements from Bank Plus for your services to Bank Plus and that Bank Plus will pay Fidelity, subject to such expense sharing agreement that may be in effect between them from time to time, for such services to reimburse Fidelity, as appropriate, for Fidelity's payment to you of such sums, if any.

     6.   Incorporation by Reference
          --------------------------

          It is further agreed that each of the provisions of Sections 12, 13, 14, 15, 16, 18, 19 and 20 of the Employment Agreement with Fidelity are incorporated by reference herein as though set forth in full except that the references to Fidelity shall be deemed references to Bank Plus.

     7.   Violation of Law
          ----------------

          No payment nor obligation of Bank Plus pursuant to this Letter Agreement and Annex A attached hereto shall be made or may be enforced by you if any such obligation would violate any applicable law, statute, rule or regulation to which Bank Plus and/or Fidelity is subject, including, but not limited to, Section 18(k) of the Federal Deposit Insurance Act and any regulations promulgated thereunder; or (b) any order (whether temporary or final), directive or instruction issued by, or any agreement or commitment imposed upon Bank Plus or Fidelity by, the OTS, the FDIC or any other appropriate banking regulatory authority. Any right of Bank Plus to seek reimbursement from Fidelity pursuant to subsection (a) of Annex A shall also be effective only if there is of no violation of law as set forth in the preceding sentence.

Richard M. Greenwood
August 1, 1997
Page 4


     8.   Right of Offset
          ---------------

          If Bank Plus is obligated to pay on the guaranty set forth herein, Bank Plus may offset any amounts owed to Bank Plus or Fidelity or otherwise due to Bank Plus or Fidelity by you on any loan(s) to you including, but not limited to the promissory note in the initial principal amount of $265,000, dated July 31, 1997 against any unpaid amounts then owed to you by Bank Plus or Fidelity.

          If the terms of this Agreement comport with our understanding of our respective rights and obligations, please execute at the signature block indicated below and return a copy of this letter to us for our files.

                                    Very truly yours,

                                    /s/ William L. Sanders

                                    WILLIAM L. SANDERS
                                    Executive Vice President and
                                    Chief Financial Officer



Acknowledged and agreed to, effective
as of August 1, 1997.


/s/ Richard M. Greenwood
------------------------
Richard M. Greenwood
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                                    ANNEX A

          (a) Nature of Guaranty.  As between Richard M. Greenwood (the
              ------------------
"Executive") and Bank Plus, the liability of Bank Plus hereunder is independent of the obligation of Fidelity and a separate action or separate actions may be brought and prosecuted against Bank Plus whether or not any action is brought or prosecuted against Fidelity or whether Fidelity is joined in any such action or actions. Executive's release of Fidelity or the modification, settlement, compromise or alteration of Fidelity's obligations under the Employment Agreement shall not affect the liability of Bank Plus hereunder; provided, however, that in no event shall the obligation of Bank Plus be greater than it would have been under the Employment Agreement as in effect on the date hereof, without its written approval. As between Fidelity and Bank Plus, and as a matter with which Executive need not be concerned, the obligation of Bank Plus is expressly secondary to the primary obligation of Fidelity, and Bank Plus reserves full right to reimbursement by Fidelity of all payments made to Executive under or with respect to this guaranty, plus all costs and expenses (including, without limitation, reasonable attorneys' fees) incurred by Bank Plus in connection with the determination, performance, enforcement and/or defense of any one or more of its obligations and/or rights under this guaranty. Executive agrees that Bank Plus will be subrogated, to the full extent of any payments made by it under this guaranty, to any claims which Executive may have against Fidelity and further agrees to cooperate with Bank Plus and to permit Bank Plus to prosecute and collect on such claims.

          (b)  Waivers.  Bank Plus waives the right to require the Executive to
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proceed against Fidelity or to pursue any other remedy in the Executive's power whatsoever and Bank Plus waives the right to have the property of Fidelity first applied to the discharge of Fidelity's obligation under the Employment Agreement. The Executive may, at his election, exercise any right or remedy he may have against Fidelity without affecting or impairing in any way the liability of Bank Plus hereunder, except to the extent the obligations of Fidelity hereunder have been fully performed, and Bank Plus waives any defense arising out of the absence, impairment or loss of any right of reimbursement, contribution or subrogation or any other right or remedy of Bank Plus against Fidelity.

          (c) Additional Waivers.  Bank Plus waives all presentments, demands
              ------------------
for performance, notices of nonperformance, protests, notices of protest, notices of dishonor and notices of acceptance of this guaranty and of the existence, creation or incurring of new or additional obligations by Fidelity under the Employment Agreement. Bank Plus assumes the responsibility for being and keeping itself informed of the financial condition of Fidelity and of all other circumstances bearing upon the risk of nonperformance of the obligations which diligent inquiry would reveal, and agrees that Executive shall have no duty to advise Bank Plus of information known to him regarding such condition or any such circumstances.

          (d) Bankruptcy No Discharge.  Notwithstanding anything to the contrary
              -----------------------
herein contained, this guaranty shall continue to be effective or be reinstated, as the case may be, if at any time, payment, or any part thereof, of any or all of funds paid by Fidelity to the Executive hereunder is rescinded or must otherwise be restored or returned by the Executive upon the insolvency, bankruptcy, regulatory seizure or reorganization of Fidelity or otherwise, all as though such payment had not been made. Notwithstanding any modification, discharge or extension of the obligation of Fidelity hereunder or any amendment, modification, stay or cure of the Executive's rights which may occur in any bankruptcy receivership, conservatorship or reorganization case or proceeding concerning Fidelity whether permanent or temporary, and whether assented to by the Executive, Bank Plus hereby agrees that it shall continue to be obligated hereunder and discharge its other obligations in accordance with the terms of this guaranty in effect on the date hereof. Bank Plus understands and acknowledges that by virtue of the guaranty, it has specifically assumed any and all risks of a bankruptcy, receivership, conservatorship or reorganization case or proceeding with respect to Fidelity.